FOR IMMEDIATE RELEASE

INVESTOR CONTACT:           MEDIA CONTACTS:
Nancy O'Donnell             Debbie Sorokin           Nicole Fischer
Clarus Corporation          Clarus Corporation       Ketchum/Crescent
(770) 291-3973              (770) 291-5397           (404) 287-2000 x179
odonnelln@claruscorp.com    sorokind@claruscorp.com  nfischer@crescomm.com

                Clarus Closes Sale of ERP Business Unit to Geac

  -- With spin-off complete, Clarus is focusing on free trade for buyers and sellers through revolutionary B2B e-commerce solutions --

ATLANTA October 18, 1999 -- Clarus Corporation (NASDAQ: CLRS), announced today that it has formally finalized the sale of its ERP business unit to Geac Computer Systems, Inc. (TSE: GAC) for a total of U.S. $17 million. With the spin-off official, Clarus is focusing exclusively on pioneering a movement of "free trade" for business-to-business (B2B) e-commerce.

"Clarus' leadership in the growing market for B2B e-commerce is strengthened by the completion of this sale, allowing us to focus all our resources on delivering new solutions for an era of free trade via the Internet," explains Steve Jeffery, CEO and president of Clarus. "Our electronic procurement solution is the only one available today with no taxes, no tolls and no barrier for any company of any size to enjoy the savings. Our vision of eliminating roadblocks on the superhighway of Web purchasing is making cost-saving e-procurement solutions available to the many, not just the few."

Under terms of the agreement, Geac has acquired substantially all of Clarus' ERP assets, including the products, manufacturing assets, intellectual property and approximately 150 employees of the business. Clarus' Financial and HRMS applications broaden and enhance Geac's current leading cross platform solutions.

About Geac

Geac is a provider of mission critical software and systems solutions to large- and medium-sized corporations around the world. Geac solutions include cross-industry enterprise business solutions, hospitality systems, property applications, publishing systems and banking solutions. Geac also provides a wide range of applications for libraries, public safety and network systems. Headquartered in Markham, Canada, Geac has more than 90 offices in 16 countries and serves customers in more than 40 countries worldwide. Geac product and service information is available on the World Wide Web at http://www.geac.com.
                                                          -------------------

About Clarus

Atlanta-based Clarus Corporation (www.claruscorp.com; NASDAQ: CLRS) is a leader in providing B2B e-commerce applications that leverage the global, open marketplace of the Internet, enabling organizations to gain control of their operational resources, including non-production goods and services. The Clarus Commerce solution incorporates Web technology and channel partners to connect large populations of employees, management and suppliers with continuous planning, monitoring and control of resources, which can result in a dramatic impact on the bottom line. Clarus delivers its e-commerce solutions via direct and indirect channels and offers innovative "zero capital" pricing models to service very large to medium and small sized companies. The company's flagship product, Clarus eProcurement, is being used at more than 23 sites for customers including MasterCard International, MetLife, First Data Corporation, Hyatt Regency and Parsons Brinckerhoff, with planned deployment to more than 130,000 employees.

                                     # # #

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN RISKS INCLUDING THAT THE BENEFITS EXPECTED BY THE COMPANY AS A RESULT OF THIS ANNOUNCEMENT MAY NOT OCCUR.

Throughout this release, software and hardware products are mentioned by name. In most, if not all, cases, these product names are claimed as trademarks by the companies that manufacture the products. It is not our intention to claim these names or trademarks as our own.